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                                                                     EXHIBIT 1.1


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                        CHINA MOBILE (HONG KONG) LIMITED
                     (Incorporated in Hong Kong with limited
                    liability under the Companies Ordinance)

                                  ANNOUNCEMENT
                             CONNECTED TRANSACTIONS

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SUMMARY

o The Company and its operating subsidiaries have in the past entered into a number of transactions of a recurrent nature with certain connected persons which constitute connected transactions of the Company under the Listing Rules. The Stock Exchange has previously granted waivers to the Company, subject to certain conditions, from strict compliance with the relevant disclosure and shareholders' approval requirements of the Listing Rules in relation to these connected transactions. The Connected Transactions in relation to prepaid services and platform development have previously been approved by the independent shareholders of the Company and the waivers previously granted by the Stock Exchange will expire on 31 December 2003.

o As the Connected Transactions are expected to occur on a regular and continuous basis in the ordinary and usual course of business, the Company has made an application to the Stock Exchange for a new waiver in respect of the Connected Transactions from compliance with the normal disclosure and shareholders' approval requirements under Chapter 14 of the Listing Rules.

o A circular containing, among other things, details of the Connected Transactions, a letter from each of the Independent Board Committee and the independent financial adviser to the Independent Board Committee, and a notice to shareholders of the Company convening an extraordinary general meeting to approve the Connected Transactions, will be despatched to the shareholders and, for information only, noteholders of the Company as soon as practicable.

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The Company and its operating subsidiaries have in the past entered into a number of transactions of a recurrent nature with certain connected persons which constitute connected transactions of the Company under the Listing Rules. The Stock Exchange has previously granted waivers to the Company, subject to certain conditions, from strict compliance with the relevant disclosure and shareholders' approval requirements of the Listing Rules in relation to these connected transactions. The Connected Transactions as described under "Prepaid Services" and "Platform Development" below have previously been approved by the independent shareholders of the Company and the waivers previously granted by the Stock Exchange will expire on 31 December 2003.


A.    PREPAID SERVICES

      Each of the Company's operating subsidiaries offers prepaid services. Some of such prepaid services, primarily the "Shenzhouxing" service, allow subscribers to add value to their SIM cards. The prepaid subscribers can make and receive local and domestic and international long distance calls and most of those subscribers also enjoy nationwide domestic roaming services. The prepaid subscribers may add value to their cards by purchasing value-adding cards from any of the Group's network operators or CMCC's network operators. In October 2000, the Company entered into the "Prepaid Services Agreement".

      Under the terms of the Prepaid Services Agreement as supplemented by a supplemental agreement between the Company and CMCC in May 2001 (the "2001 SUPPLEMENTAL AGREEMENT"), the network operator in the location which issues the value-adding card remits 95% of the face value of the value-adding card to the subscriber's home network operator and keeps the remainder as a handling charge. Hence, if the Group's subscribers purchase value-


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      adding cards issued by CMCC's network operators, CMCC's network operators will be entitled to 5% of the face value as the handling charge. Conversely, if CMCC's subscribers purchase value-adding cards issued by the Group's network operators, the Group will be entitled to 5% of the face value as the handling charge.

      The Prepaid Services Agreement is for a term of one year and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate in writing at least three months prior to the expiration of the term.

      The Prepaid Services Agreement (as supplemented by the 2001 Supplemental Agreement) applies to prepaid services offered by the operating subsidiaries of the Company as at May 2001, namely Guangdong Mobile Communication Company Limited, Zhejiang Mobile Communication Company Limited, Jiangsu Mobile Communication Company Limited, Fujian Mobile Communication Company Limited, Henan Mobile Communication Company Limited, Hainan Mobile Communication Company Limited, Beijing Mobile Communication Company Limited, Shanghai Mobile Communication Company Limited, Tianjin Mobile Communication Company Limited, Hebei Mobile Communication Company Limited, Liaoning Mobile Communication Company Limited, Shandong Mobile Communication Company Limited and Guangxi Mobile Communication Company Limited (together, the "COMPANY'S OPERATING SUBSIDIARIES AS AT MAY 2001").

      The arrangement for the sharing and settlement of interconnection and roaming revenue in relation to prepaid services is the same as the arrangement in relation to contract subscribers.

      The transactions pursuant to the Prepaid Services Agreement (as supplemented by the 2001 Supplemental Agreement) had previously been approved by independent shareholders of the Company at an extraordinary general meeting held on 12 June 2001.

      The handling charges receivable by the Group from CMCC and its network operators in connection with the prepaid services described above for the years ended 31 December 2000, 31 December 2001 and 31 December 2002 were approximately RMB114 million (equivalent to approximately HK$107 million), RMB241 million (equivalent to approximately HK$227 million) and RMB185 million (equivalent to approximately HK$174 million), representing approximately 0.18%, 0.24% and 0.14% of the consolidated turnover of the Group of the corresponding periods, respectively. The handling charges payable by the Group to CMCC and its network operators in connection with the prepaid services described above for the years ended 31 December 2000, 31 December 2001 and 31 December 2002 were approximately RMB99 million (equivalent to approximately HK$93 million), RMB315 million (equivalent to approximately HK$297 million) and RMB165 million (equivalent to approximately HK$156 million), representing approximately 0.15%, 0.31% and 0.13% of the consolidated turnover of the Group of the corresponding periods, respectively.


B.    PLATFORM DEVELOPMENT

      Aspire Holdings is a non-wholly owned subsidiary of the Company. Aspire Holdings entered into a Platform Development Master Agreement with each of the Company and CMCC on 10 January 2001. Details of these agreements were disclosed by the Company in compliance with the requirements of the Listing Rules in announcements dated 10 January 2001 and 11 May 2001. Pursuant to the two Platform Development Master Agreements, Aspire Holdings (or its subsidiaries) will provide the same scope of technology platform development and maintenance services to the Company, CMCC and their respective mobile telecommunications subsidiaries in various provinces, municipalities and autonomous region in mainland China. These services include system and gateway integration services, hardware, software and system development (including development of applications), technical support and major overhaul services for the MISC Platform.

      According to the Platform Development Master Agreements, each of the Company and CMCC will pay Aspire Holdings equipment charges, systems integration fees, software licensing fees, technical support fees and/or major overhaul charges, which will be determined according to standards laid down by the relevant governmental departments and/or by reference to market rates.


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      The fees and charges payable by the Company to Aspire Holdings under the relevant Platform Development Master Agreement for the years ended 31 December 2001 and 31 December 2002 were approximately RMB207 million (equivalent to approximately HK$195 million) and RMB26 million (equivalent to approximately HK$24 million), representing approximately 0.18% and 0.02% of the consolidated net tangible asset value of the Group for the corresponding periods, respectively. The fees and charges payable by CMCC to Aspire Holdings under the relevant Platform Development Master Agreement for the year ended 31 December 2002 were approximately RMB39 million (equivalent to approximately HK$37 million), representing approximately 0.03% of the consolidated net tangible asset value of the Group. No such fees or charges were payable by CMCC to Aspire Holdings in the year ended 31 December 2001. As the Platform Development Master Agreements were only entered into in 2001, only information for the years ended 31 December 2001 and 31 December 2002 is available.


      WAIVER TO BE OBTAINED FROM THE STOCK EXCHANGE

      CMCC is the ultimate controlling shareholder of the Company, holding approximately 75.7% interest in the Company via CMHKG and CMBVI. Aspire Holdings is a non-wholly owned subsidiary of the Company, with the Company holding 66.41% of its issued ordinary share capital. Accordingly the Connected Transactions described above constitute connected transactions of the Company that are subject to the normal shareholders' approval and disclosure requirements under Chapter 14 of the Listing Rules. As the Connected Transactions are expected to occur on a regular and continuous basis in the ordinary and usual course of business, the Company has made an application to the Stock Exchange for a new waiver in respect of the Connected Transactions described above from compliance with the normal shareholders' approval and disclosure requirements related to connected transactions under the Listing Rules, subject to certain conditions as set out under "Conditions of the Waiver" below. The new waiver will be effective from 1 January 2004 to 31 December 2006.

      A circular containing, among other things, details of the terms of the Connected Transactions, a letter from the Independent Board Committee, a letter from N M Rothschild & Sons (Hong Kong) Limited as independent financial adviser to the Independent Board Committee, and a notice to the shareholders convening an extraordinary general meeting to approve the terms of the Connected Transactions, will be despatched to the shareholders and, for information only, noteholders of the Company as soon as practicable.

      CMBVI (AND ITS ASSOCIATES), BEING A CONNECTED PERSON OF THE COMPANY, WILL ABSTAIN FROM VOTING ITS SHARES ON THE ORDINARY RESOLUTION TO APPROVE THE CONNECTED TRANSACTIONS.


      CONDITIONS OF THE WAIVER

      The waiver to be granted by the Stock Exchange to the Company in relation to the Connected Transactions is subject to the conditions set out under
      (a) to (g) below:

      (a) ARM'S LENGTH BASIS: The transactions as well as the respective agreements governing such transaction shall be:

            (i) entered into by the Group in the ordinary and usual course of its business on terms that are fair and reasonable so far as the independent shareholders of the Company are concerned; and

            (ii) on normal commercial terms and in accordance with the terms of the agreements governing such transactions.

      (b) DISCLOSURE: The Company shall disclose in its annual report details of the transactions as required by Rules 14.25(1)(A) to (D) of the Listing Rules, i.e.

             --   the date or period of the transactions;

             --   the parties thereto and a description of their relationship;

             -- a brief description of the transactions and the purpose of the transactions;


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            --    the total consideration and the terms; and

            -- the nature and extent of the interest of the connected person in the transactions.

      (c) INDEPENDENT DIRECTORS' REVIEW: The independent non-executive Directors shall review annually the transactions and confirm, in the Company's annual report and accounts for the year in question, that such transactions have been conducted in the manner as stated in paragraph (a) above and within the upper limits set out in paragraph
            (g) below.

      (d) AUDITORS' REVIEW: The auditors of the Company shall review annually the transactions and shall provide the Directors with a letter, details of which shall be set forth in the Company's annual accounts, stating that the transactions:

            (i)   received the approval of the board of Directors;

            (ii) are in accordance with the pricing policy as stated in the Company's annual report;

            (iii) have been conducted in the manner as stated in paragraph
                  (a)(ii) above; and

            (iv) the upper limits as set out in paragraph (g) below have not been exceeded.

            The letter of the auditors is to be addressed to the directors of the Company and a copy of which is to be provided to the Stock Exchange. Where for whatever reason, the auditors declined to accept the engagement or are unable to provide that letter, the directors of the Company shall contact the Stock Exchange immediately.

      (e) UNDERTAKING: For the purpose of the above review by the auditors of the Company, CMCC has previously undertaken to the Company that it will provide the Company's auditors with access to its and its associates' accounting records.

      (f) SHAREHOLDERS' APPROVAL: Details of the transactions will be disclosed to the Company's shareholders in the form of a circular to shareholders, and the independent shareholders (i.e. shareholders other than CMBVI and its associates) will be asked to vote in favour of an ordinary resolution to approve the transactions and the upper limits set out in paragraph (g) below at an extraordinary general meeting to be held on 15 May 2003, immediately following the Company's annual general meeting.

      (g) UPPER LIMITS: Connected Transactions of the following types shall not exceed the upper limits set out below in the relevant financial year of the Group:

            (i) handling charges received by the Company's Operating Subsidiaries as at May 2001 from existing subsidiaries of CMCC in respect of prepaid services in any financial year shall not exceed 1% of the Group's consolidated turnover in that financial year and handling charges paid by the Company's Operating Subsidiaries as at May 2001 to existing subsidiaries of CMCC in respect of prepaid services in any financial year shall not exceed 1% of the Group's consolidated turnover in that financial year; and

            (ii) payments by each of the Company and CMCC to Aspire Holdings in respect of equipment charges, systems integration fees, software licensing fees, technical support fees and/or major overhaul charges for the MISC Platform in any financial year shall not exceed 3% of the Group's consolidated net tangible assets in that financial year.

      The Stock Exchange has also indicated that if any of the values of the Connected Transactions exceed the relevant upper limits or if any of the terms of the agreements related to the Connected Transactions, or the nature of the Connected Transactions is altered (unless as provided for under the terms of the relevant agreement) or if the Group enters into any new agreements with connected persons in the future, the Company will need to comply fully with all the relevant provisions of Chapter 14 of the Listing Rules dealing with connected transactions.



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DEFINITIONS

In this announcement, unless the context requires otherwise, the following expressions have the following meanings:



"Aspire Holdings"  Aspire Holdings Limited, a company incorporated in the Cayman Islands and a non wholly-owned subsidiary of the Company, the shareholders of which are the Company, Vodafone Holdings (Jersey) Limited (a wholly-owned subsidiary of Vodafone Group Plc), Hanover Asia Pacific Investments Limited (a subsidiary of Hewlett-Packard Company) and ASP Investment Holdings Limited (an affiliate of Merrill Lynch (Asia Pacific) Limited), holding 66.41%, 9.99%, 7% and 16.6%, respectively, of the issued ordinary share capital of Aspire Holdings Limited

"CMBVI" China Mobile Hong Kong (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling shareholder of the Company

"CMCC" China Mobile Communications Corporation, a state-owned company established under the laws of the PRC and the ultimate controlling shareholder of the Company

"CMHKG" China Mobile (Hong Kong) Group Limited, a company incorporated in Hong Kong and an indirect controlling shareholder of the Company

"Company"          China Mobile (Hong Kong) Limited, a company incorporated in
                   Hong Kong whose shares or are listed on the Stock Exchange and whose American depositary shares are listed on "CMHK" the New York Stock Exchange

"Connected         the continuing connected transactions of the Group described
 Transactions"     under "Prepaid Services" and "Platform Development" in
                   this announcement

"Directors"        the directors of the Company

"Group"            the Company and its subsidiaries

"Listing Rules"    the Rules Governing the Listing of Securities on The
                   Stock Exchange of Hong Kong Limited

"MISC Platform"    the standardised nation-wide China Mobile platform
                   for wireless data which will be made available to each of the provincial mobile telecommunications subsidiaries of the Company and CMCC

"Prepaid           the prepaid services agreement entered into by the Company
Services           and CMCC in October 2000, regarding the sharing and
Agreement"         settlement of revenue when prepaid subscribers purchase
                   value-adding cards issued by network operators other than their home network operators

"PRC" or "China"   The People's Republic of China

"RMB"              Renminbi, the lawful currency of the PRC

"Share(s)"         ordinary share(s) of HK$0.10 each in the capital of the
                   Company

"Stock Exchange"   The Stock Exchange of Hong Kong Limited

For your convenience, unless otherwise stated or the context requires otherwise, this announcement contains translations between RMB amounts and Hong Kong dollar amounts at RMB1.061 = HK$1.00. The translations are not representations that the RMB and Hong Kong dollar amounts could actually be converted at this rate, or at all.

                                            By order of the Board
                                            CHINA MOBILE (HONG KONG) LIMITED
                                            WANG XIAOCHU
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Hong Kong, 26 March 2003